Exhibit 10.6
EXECUTIVE RETENTION AGREEMENT
THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2022 (the “Effective Date”), by and between Bath & Body Works, Inc. and on behalf of its subsidiaries and affiliates (collectively, the “Company”) and Wendy C. Arlin (“Executive”) (hereinafter referred to as the “Parties”).
WHEREAS, the Company’s current Chief Executive Officer will be leaving the Company in May, 2022, and the Company is currently in the process of identifying a new permanent Chief Executive Officer;
WHEREAS, the Human Capital and Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that this is a time of uncertainty and transition for the Company, and that retention of key members of management during the transition to a new permanent Chief Executive Officer is key to the continuing success of the Company’s business; and
WHEREAS, the Committee further recognizes that appropriate steps have to be taken to reinforce and encourage the continued attention and dedication of key members of management to their assigned duties without distraction in the face of this uncertainty.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the sufficiency of which is acknowledged, the Company and Executive mutually agree as follows:
1.Retention Bonus.
(a)Retention Bonus. Executive will be eligible to a earn a special cash retention bonus in the aggregate amount of $1,200,000 (the “Retention Bonus”). Subject to the terms and conditions set forth in this Agreement, the earned Retention Bonus (if any) will be paid as follows:
(i)    $480,000 of the Retention Bonus will be paid in a lump sum on the Company’s first regularly scheduled payroll date which immediately follows the Effective Date (the “First Retention Bonus Payment”);
(ii)    $360,000 of the Retention Bonus will be paid in a lump sum on the Company’s first regularly scheduled payroll date in January 2023 (the “Second Retention Bonus Payment”); and
(iii)    $360,000 of the Retention Bonus will be paid in a lump sum on the Company’s first regularly scheduled payroll date in May 2023 (the “Third Retention Bonus Payment”).
Except as otherwise provided for in Section 1(b) of this Agreement, in order for Executive to earn each of the First Retention Bonus Payment, Second Retention Bonus Payment and Third Retention Bonus Payment, Executive must remain continuously employed by the Company through and including each corresponding payment date set forth above, each such date is referred to herein individually and/or collectively, as applicable, as the “Retention Date”.
(b)Termination of Employment Without Cause, for Good Reason or Due to Death or Disability. Notwithstanding the provisions of Section 1(a) of this Agreement, if Executive’s Termination Date occurs prior to a Retention Date (i) as a result of termination by the Company without Cause, (ii) by Executive for Good Reason, (iii) due to the death of

Executive or (iv) due to Executive’s Total Disability, and, in any such case, if the Release Requirements required by Section 4 are satisfied, then any remaining unpaid Retention Bonus amount(s) will be paid to Executive according to the schedule set forth in Section 1(a) of this Agreement and Executive’s employment shall be deemed to have continued for purposes of this determination. For clarity, if Executive’s employment is terminated by the Company without Cause after the First Retention Bonus Payment has been paid but before the payment of the Second Retention Bonus Payment or the Third Retention Bonus Payment, Executive will be paid the Second Retention Bonus Payment and the Third Retention Bonus Payment according to the schedule set forth in Section 1(a) of this Agreement (but in no event later than March 15th of the year immediately following the year of the applicable payment date) and Executive’s employment shall be deemed to have continued for purposes of this determination.
(c)Other Terminations of Employment.
(i)Notwithstanding anything herein or in any other agreement to the contrary, if Executive’s Termination Date occurs prior to any Retention Date for any reason other than as described in Section 1(b) of this Agreement (including as a result of voluntary resignation by Executive (other than for Good Reason) or termination by the Company for Cause), Executive shall not be entitled to any unpaid Retention Payment with respect to such Retention Date and any subsequent Retention Date pursuant to this Agreement.
(ii)    Notwithstanding anything herein or in any other agreement to the contrary, if Executive’s Termination Date occurs prior to the Third Retention Bonus Payment date due to any reason other than by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Total Disability, then Executive shall promptly (but in no event later than thirty (30) days after the Termination Date) repay (in immediately available funds) to the Company all Retention Payments received by Executive, net of the applicable tax withholdings and deductions, on or prior to such Termination Date.
(iii)    Notwithstanding anything herein or in any other agreement to the contrary, to the extent that Executive experiences a Termination for any reason while a Company-led internal investigation into facts that could reasonably give rise to Executive’s Termination for Cause is pending: (A) Executive shall not be entitled to receive any payments or benefits under this Agreement or any other agreement or severance plan, policy or program of the Company; and (B) Executive shall not be entitled to vest in or receive any Variable Compensation, in either case, unless and until the Company concludes its investigation with a finding that grounds for a Termination for Cause did not in fact exist, and only to the extent provided for under the terms of the applicable agreement, plan, policy or program.
2.Performance Share Units Grant.
As of the Effective Date, subject to all required approvals, Executive shall receive a grant of 25,120 Performance Share Units under, and subject to the terms of, the Company’s 2020 Stock Option and Performance Incentive Plan, as amended from time to time, in the form attached hereto as Exhibit A (the “Retention PSU Award”).
3.Waiver of Noncompete and Certain Other Agreements.
The provisions set forth below in Sections 3(a), (b), (c) and (d) shall only apply if Executive’s Termination Date occurs prior to any Retention Date (w) as a result of a termination by the Company without Cause, or (x) by Executive for Good Reason, and the Release Requirements are satisfied. In addition, the provisions set forth below in Sections 3(b) and (c) shall apply if Executive’s Termination Date occurs prior to any Retention Date (y) as a result of Executive’s death, or (z) due to Executive’s Total Disability.

(a)    Restrictive Covenants. If Executive is a party to a Confidentiality, Non-Competition and Intellectual Property Agreement or other similar written agreement with the Company (individually and/or collectively, as applicable, the “Restrictive Covenants Agreement”), the Company agrees that it will fully and irrevocably waive any and all restrictions under the Restrictive Covenants Agreement which prohibit Executive from directly or indirectly working for or contributing to the efforts of any business organization that competes in the United States, or plans to compete in the United States, with the Company or its products. For clarity, the waiver set forth in the immediately preceding sentence shall not apply to the covenants under the Restrictive Covenants Agreement applicable to the protection of confidential information and intellectual property, or which prohibit Executive from soliciting employees of the Company.
(b)    Bonuses. If Executive is required to reimburse to the Company any bonus, including any signing bonus, previously paid to Executive pursuant to any agreement(s) or policy other than this Agreement, the Company will fully and irrevocably waive any such reimbursement requirement.
(c)    Relocation Expense Reimbursements. If Executive is required to (i) reimburse any relocation expense reimbursements or allowances to the Company pursuant to any agreement(s) or policy and/or (ii) finalize Executive’s relocation to Columbus, Ohio, the Company will fully and irrevocably waive any such reimbursement and relocation requirements.
(d)    Recruiting/Placement Firms. If Executive desires, in Executive’s sole discretion, to work with any recruiting or placement firm in connection with the search for, and securing of, a position with another employer, and such firm is subject to any agreements or other understandings with the Company that would otherwise restrict such firm from working with Executive, the Company will fully and irrevocably waive any such restrictions. Further, the Company will, at its sole cost and expense, take all reasonable actions, including providing any written notices, consents, amendments to agreements or entering into new agreements as any such firm may reasonably require to fully implement the waiver provided in the immediately preceding sentence.
4.Release Requirement.
Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Retention Bonus or accelerate the vesting of the Retention PSU Award, or waive any of its rights as set forth in Section 3 of this Agreement following Executive’s Termination (other than as a result of Executive’s death or Total Disability) unless Executive timely executes and delivers to the Company the Release and such Release becomes effective and irrevocable within sixty (60) days following Executive’s Termination Date (the “Release Requirements”). If the Release Requirements are not satisfied by Executive, then no Retention Bonus or accelerated vesting of the Retention PSU Award or Company waivers shall be due to Executive pursuant to this Agreement following Executive’s Termination.
5.Effect on Other Plans, Agreements and Benefits.
(a)    Any severance benefits payable to Executive under this Agreement will be in addition to and not in lieu of any severance benefits to which Executive would otherwise be entitled under the Executive Severance Agreement.
(b)    Any severance benefits payable to Executive under this Agreement will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

(c)    Executive’s entitlement to any other benefits not expressly referenced herein shall be determined in accordance with the applicable employee benefit plans then in effect.
(d)    Executive expressly agrees that any amounts Executive may owe to the Company as of the Termination Date may be deducted from the amounts that the Company would otherwise owe to Executive under this Agreement, subject to the requirements of Section 409A of the Code.
(e)    Notwithstanding anything herein or in any other agreement to the contrary, if Executive incurs a Termination for Cause, then all Variable Compensation shall be immediately canceled for no consideration. If Executive incurs a Termination for Cause, or the Company becomes aware (after Executive’s Termination) of conduct on the part of Executive that would have been grounds for a Termination for Cause, then the Company retains the right to require Executive to deliver to the Company, immediately upon request, the Variable Compensation (in shares and/or cash) granted on or after the Effective Date and paid or delivered to Executive within the three (3) year prior to the Termination Date.
6.Section 280G of the Code.
(a)    Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and/or such person(s) will be $1.00 less than three (3) times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).
(b)    The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.
(c)    The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company in its sole discretion (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert.
(d)    If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times Executive’s base amount, then Executive must immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 will require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
7.Code Section 409A.
This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:
(a)    Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six (6)-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.
(c)    Each payment that Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.
(d)    Payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Any payments and benefits provided under this Agreement may be accelerated in time or schedule by the Company, in its sole discretion, to the extent permitted by Section 409A of the Code.
(e)    Notwithstanding anything in this Agreement to the contrary, in no event, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
8.Arbitration and Class and Representative Action Waiver.
(a)    The Parties agree that, subject to Section 8(b), any controversy or claim between the Company and Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. If Executive initiates arbitration, Executive will be responsible for paying one-half of the filing fee. Each Party will be responsible for their own attorney’s fees. The Parties shall jointly select an arbitrator from JAMS, Inc. (“JAMS”) or the American Arbitration Association (“AAA”) with at least ten (10) years of experience in employment disputes. The arbitration shall be conducted on a confidential basis by the AAA or JAMS and administered under their Employment Arbitration Rules, which are currently available at http://www.adr.org and http://www.jamsadr.com, respectively. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information before a hearing, including, but not limited to, production of documents, information requests, depositions and subpoenas. Unless the arbitrator determines additional discovery is necessary to adequately arbitrate Executive’s claims, discovery shall be conducted in accordance with the then-current version of the Federal Rules of Civil Procedure. Those rules can be found at https://www.law.cornell.edu/rules/frcp. The arbitration shall take place in Columbus, Ohio. Notwithstanding the AAA or JAMS rules, all parties to the arbitration shall have the right to file a dispositive motion and shall not be required to seek permission from the arbitrator to do so. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees. Judgment on the award may be entered in any court having jurisdiction.
(b)    This Arbitration provision does not include:
(i)    Any claim arising under or related to the Confidentiality, Noncompetition and Intellectual Property Agreement;
(ii)    A claim for workers’ compensation benefits;
(iii)    A claim for unemployment compensation benefits;
(iv)    A claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under this Agreement; and
(v)     A claim of sexual harassment, including hostile work environment, “sexual assault” (defined as actual or threatened unwelcomed touching of a sexual nature), gender discrimination, and retaliation related to same.
(c)    This Agreement also does not prevent Executive from filing a claim or charge with a federal, state or local administrative agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies.
(d)    This Agreement does not prohibit those limited circumstances under which either Party finds it necessary to seek emergency or temporary injunctive relief, such as a preliminary injunction or a temporary restraining order, from a court that may be necessary to protect any rights or property of either Party pending the establishment of the arbitral tribunal or its determination of the merits of the dispute.
(e)    CLASS ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a class action or collective action (“Class Action Waiver”). THIS MEANS THAT, EXCEPT AS EXPLICITLY PROVIDED HEREIN, ALL DISPUTES BETWEEN THE PARTIES THAT ARISE, OR HAVE ARISEN, OUT OF EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT SHALL PROCEED IN ARBITRATION SOLELY ON AN INDIVIDUAL BASIS, AND THAT THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO EXECUTIVE’S INDIVIDUAL CLAIMS.
(f)    REPRESENTATIVE ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a representative action or as a private attorney general action, including but not limited to claims brought pursuant to the Private Attorney General Act of 2004, Cal. Lab. Code § 2698, et seq. (“Representative Action Waiver”). THIS MEANS THAT, TO THE EXTENT CONSISTENT WITH APPLICABLE LAW, EXECUTIVE MAY NOT SEEK RELIEF ON BEHALF OF OTHERS IN ARBITRATION, INCLUDING BUT NOT LIMITED TO SIMILARLY AGGRIEVED EMPLOYEES. THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND

TO MAKE WRITTEN AWARDS WILL BE LIMITED TO EXECUTIVE’S INDIVIDUAL CLAIMS.
(g)    The Parties agree that only a court of competent jurisdiction may interpret this Section 8 and resolve challenges to its validity and enforceability, including but not limited to the validity, enforceability and interpretation of the Class Action Waiver and Representative Action Waiver. The arbitrator shall have no jurisdiction or power to make such determinations. The Federal Arbitration Act, 9 U.S.C. §§ 1-16, shall govern the interpretation and enforcement of the duty to arbitrate found in this Section 8 and all arbitration proceedings under this Agreement.
(h)    Any conflict between the rules and procedures set forth in either the JAMS or AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement.
(i)    The burden of proof at an arbitration shall at all times be on the Party seeking relief.
(j)    In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the Parties, as applicable in Ohio. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law, including, without limitation, Title VII, the Age Discrimination in Employment Act, and the Family and Medical Leave Act.
(k)    The aggrieved Party must give written notice of any claim to the other Party as soon as possible after the aggrieved Party first knew or should have known of the facts giving rise to the claim. The written notice shall describe the nature of all claims asserted, the facts upon which those claims are based, and shall set forth the aggrieved Party’s intention to pursue arbitration. The notice shall be mailed to the other Party by certified or registered mail, return receipt requested.
9.    Miscellaneous Provisions.
(a)    Governing Law. Unless otherwise noted in this Agreement, this Agreement shall be construed in accordance with and governed by the laws of the State of Ohio without regard to conflicts of law principles.
(b)    Successors and Assigns. The Company may assign its rights and obligations under this Agreement without Executive’s consent: to (i) an affiliate of the Company, or (ii) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other entity or person, or transfer all or substantially all of its properties, stock, or assets to any other entity or person, to the acquirer or resulting entity in such transaction. This Agreement will be binding upon any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.
(c)    At-Will Employment. This Agreement does not alter the status of Executive as an at-will employee of the Company. Nothing contained herein shall be deemed to give Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of Executive at any time, with or without Cause.

(d)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect. If a court of competent jurisdiction finds the “Class Action Waiver and/or Representative Action Waiver” in Section 8 is unenforceable for any reason, then the unenforceable waiver provision shall be severable from this Agreement, and any claims covered by any deemed unenforceable waiver provision may only be litigated in a court of competent jurisdiction, but the remainder of the Agreement shall be binding and enforceable.
(e)    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
(f)    Amendment. Except as provided in Section 7 of the Agreement, no provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and the Company.
(g)    Unfunded Obligations. The amounts to be paid to Executive under this Agreement are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Executive shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(h)    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination and a notice of a claim for which a Party seeks arbitration) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:
To Executive:
At the most recent address contained in the Company’s personnel files.

To the Company:
Bath & Body Works, Inc.
Three Limited Parkway,
Columbus, Ohio 43230
Attn: Chief Legal Officer
(i)    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the Parties reflected hereon as the signatories.
10.    Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth in this Section 10:
(a)“Cause” means, as determined by the Company in its sole discretion, that Executive (i) was grossly negligent in the performance of Executive’s duties with the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness); (ii)

has pled “guilty” or “no contest” to, or has been convicted of, an act which is defined as a felony under federal or state law; (iii) engaged in misconduct in bad faith that could reasonably be expected to materially harm the Company’s business or its reputation; or (iv) commits or engages in Subject Conduct. In the event of any of the conditions described above, the Company shall provide Executive a Notice of Termination stating the grounds for immediate termination. Notwithstanding anything in this Agreement to the contrary, if Executive experiences a Termination other than by the Company for Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior Termination as a Termination for Cause if such after-acquired evidence supports such an action.
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Confidentiality, Noncompetition and Intellectual Property Agreement” means the written Confidentiality, Noncompetition and Intellectual Property Agreement or other similar agreement between Executive and the Company as may be in effect from time to time.
(d)“Executive Severance Agreement” means the Executive Severance Agreement between the Company and Executive dated May 13, 2022, the terms of which are incorporated by reference as set forth herein.
(e)“Good Reason” means (i) a material diminution in Executive’s position as of the Effective Date; (ii) the assignment to Executive of any duties materially inconsistent with and that constitute a material adverse change to Executive’s duties, authority, responsibilities or reporting requirements or structure as of the Effective Date, including ceasing being a direct report of the Company’s Chief Executive Officer; (iii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction; or (iv) Executive’s mandatory relocation to an office location more than fifty (50) miles from Executive’s principal office location in the Columbus, Ohio area on the Effective Date. “Good Reason” shall not include acts taken by the Company by reason of Executive’s physical or mental infirmity which impairs the Executive’s ability to substantially perform Executive’s duties. Notwithstanding the foregoing provisions of this definition, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) Executive has provided a Notice of Termination to the Company indicating the existence of the condition(s) providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such condition becoming known (or should have become known) to them; (y) the condition(s) specified in such notice must remain uncorrected by the Company for thirty (30) days following the Company’s receipt of such written notice; and (z) Executive terminates employment immediately following the expiration of such thirty (30)-day period.
(f)“Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, if applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Executive’s Termination under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date.
(g)“Release” means a release of claims in favor of the Company and its officers and directors in a form provided by the Company to Executive.
(h)“Subject Conduct” means sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing or a violation of any policy of the Company relating to sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing.

(i)“Termination” means Executive’s termination of employment with the Company, for any reason, whether voluntary or involuntary, provided that such termination constitutes a “separation from service” as defined and applied under Section 409A of the Code.
(j)    “Termination Date” means the date on which Executive’s employment with the Company terminates and shall be the earliest of the following dates: (i) sixty (60) days after Executive provides a Notice of Termination of their resignation for any reason other than for Good Reason; (ii) thirty (30) days following Executive providing a Notice of Termination indicating the existence of a condition(s) constituting Good Reason other than to the extent that such condition is cured; (iii) immediately upon Executive’s Total Disability or death; (iv) thirty (30) days after Executive receives Notice of Termination from the Company of Executive’s Termination without Cause; or (v) the date set forth in the Notice of Termination from the Company of Executive’s termination of employment with the Company for Cause.
(k)    “Total Disability” means “total disability” as defined in the Company’s long-term disability plan as in effect from time to time.
(l)    “Variable Compensation” means any cash-based performance or incentive award paid by or any equity or equity-based compensation awarded by the Company, including, but not limited to, under the Company’s 2020 Stock Option and Performance Incentive Plan (and any successor thereto) and the incentive compensation plan of the Company in which Executive participates as of the Termination Date.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date(s) set forth below to be effective as of the Effective Date.
WENDY C. ARLIN                    DATE

/s/ Wendy C. Arlin                    5/13/2022

BATH & BODY WORKS, INC.            DATE

By: /s/ Sarah E. Nash                    5/13/2022

Title: Executive Chair and Interim
Chief Executive Officer

EXHIBIT A
Form of PSU Award Agreement
[See attached.]

2020 Stock Option and Performance Incentive Plan
Performance Share Unit Award Agreement
(2022 Retention Award)

###PARTICIPANT_NAME###
###TOTAL_AWARDS### Performance Share Units at Target

By accepting this Performance Share Unit award, the Participant agrees to the following terms and conditions and the terms of the Company’s 2020 Stock Option and Performance Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

(1)GRANT.
a.Effective as of May 13, 2022 (the “Grant Date”), the Company hereby grants to the Participant a target award of a number of Performance Share Units as set forth above (“Target Award”), with the actual number of Performance Share Units to be determined based on the satisfaction of the vesting conditions set forth in Section 2.

b.The Participant will be eligible to receive up to the following number of shares of Common Stock upon satisfaction of the performance conditions set forth in Section 2(b):

1.Threshold: 50% of Target Award;
2.Target: 100% of Target Award;
3.Maximum: 150% of Target Award.

a.If the threshold level of performance is not achieved, the Participant will not receive any shares of Common Stock under this Agreement.

(2)VESTING.
c.Subject to the achievement of the applicable performance requirements as set forth in Section 2(b) and the other requirements of this Agreement, Performance Share Units will vest in full on May [•], 2024 (the “Vesting Date” and the period from the Grant Date to the Vesting Date, the “Restricted Period”) provided that the Participant continues to be employed through such Vesting Date.

d.The performance period for the Performance Share Units shall be January 30, 2022 through February 3, 2024 (the “Performance Period”). The performance requirement applicable to the Performance Share Units shall be based on satisfaction of the following metrics, each measured equally based on the performance of Bath & Body Works, Inc. (“BBW”) during the Performance Period:

1. 2 Year Revenue Growth CAGR relative to the Peer Group; and
2. 2 Year Operating Income Rate.

“Revenue Growth CAGR relative to the Peer Group” means the compounded annual growth rate of net sales during the Performance Period for BBW and the Peer Group companies.

“Operating Income Rate” means the cumulative sum of Operating Income of BBW divided by the cumulative sum of Revenue for the Performance Period.

Performance will be evaluated based on a scale, and payout will be interpolated between the following threshold, target and maximum performance levels:

	Payout Percentage	2 Year Revenue Growth CAGR Relative to Peer Group	2 Year Operating Income Rate
Threshold	50%	30th Percentile	16%
Target	100%	50th Percentile	20%
Maximum	150%	90th Percentile	24%

Both the 2 Year Revenue Growth CAGR relative to Peer Group and the 2 Year Operating Income Rate measures set forth above for the threshold, target or maximum level must be achieved to trigger any Payout Percentage indicated for the threshold, target or maximum level, respectively.

The “Peer Group” shall include:

Peer Group
Abercrombie & Fitch Co.	Ralph Lauren Corporation
American Eagle Outfitters, Inc.	Revlon, Inc.
Big Lots, Inc.	Sally Beauty Holdings, Inc.
Burlington Stores, Inc.	The Estee Lauder Companies, Inc.
Coty Inc.	The Gap, Inc.
Dick's Sporting Goods, Inc.	Tractor Supply Company
Foot Locker, Inc.	Ulta Beauty, Inc.
lululemon athletica inc.	Victoria's Secret & Co.
Newell Brands, Inc.	Williams-Sonoma, Inc.

The number of shares of Common Stock earned in respect of the Performance Share Units shall equal the applicable “Payout Percentage” above multiplied by the target number of Performance Share Units set forth in Section 1.

b.“Revenue” and “Operating Income” for BBW shall be as reflected in BBW’s annual audited financial statements for each fiscal year of the Performance Period and shall be compared to comparable measures for the Peer Group companies, in each case adjusted by the Committee for the following items:
i.all items for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence;
ii.all items related to a change in accounting principles, as defined by generally accepted accounting principles and as identified in BBW’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;
iii.all items for the Performance Period related to discontinued operations as defined under current generally accepted accounting principles;
iv.any revenue, profit or loss attributable to the business operations of any entity acquired or divested by BBW during the Performance Period; and
v.impacts from unanticipated changes in legal or tax structure or unanticipated changes in applicable tax law.
e.The Committee shall have full discretion in making all determinations relating to the measurement of performance of BBW, performance of the Peer Group companies and the comparison of these measures in determining the percentile BBW performance, including determining comparable measures and adjustments of net sales and operating income for the Peer Group, adjusting the measures for the Peer Group company fiscal periods that do not align with the fiscal periods of BBW, treatment of changes in the Peer Group (e.g., due to mergers, acquisitions, dispositions or restructurings), rounding of applicable percentages and percentiles and any other questions or issues relating to the performance measures applicable with respect to the Performance Share Units.
(3)RESTRICTIONS. None of the Performance Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of all conditions specified in this Agreement.

(3)    RECORDING OF AWARD. The Company shall cause the Performance Share Unit award to be appropriately recorded as of the Grant Date.

(4)    RIGHTS OF PARTICIPANT. Prior to settlement and receipt of the underlying shares of Common Stock, the Participant shall not have the right to vote the Performance Share Units or to receive dividends with respect thereto.

(5)    FORFEITURES.

(a)    Except as noted in this Section (5) and in Section (7), Performance Share Units granted to the Participant pursuant to this Agreement shall be forfeited if (i) the Participant's employment with the Company or its subsidiaries terminates for any reason prior to the Vesting Date or (ii) the performance conditions set forth in Section 2 are not satisfied. “Termination of employment” shall mean a “separation from service” as such term is defined in Code Section 409A and the Treasury regulations thereunder. Upon such forfeiture, the Performance Share Unit award or portion thereof shall be cancelled.

(b)    Subject to the conditions outlined below, upon the Participant’s involuntary termination of employment by the Company or its subsidiaries, or upon termination of the Participant’s employment by the Participant for Good Reason (this provision shall only be applicable if Good Reason is defined in a written employment agreement between the Participant and the Company), prior to the Vesting Date, the provision of services conditions applicable to the Performance Share Units shall be deemed to have been satisfied as of such termination date, provided that the Participant’s right to settlement of the Performance Share Units shall remain subject to the achievement of the performance conditions set forth in Section 2 at the end of the Performance Period. Such special vesting shall be effective as of the Vesting Date, subject to each of the following conditions:

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(1)Involuntary termination of employment by the Company or its subsidiaries must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion);
(2)The Participant must execute a release of claims against the Company and its subsidiaries in a form specified by the Company, as prescribed in Section (6)(a); and
(3)The Participant must comply with all obligations under the Participant’s written Confidentiality, Noncompetition and Intellectual Property Agreement and/or any other similar agreement with the Company.

(c)    If the Participant’s employment terminates as a result of Total Disability (as defined in the Company’s Long-Term Disability Plan) prior to the Vesting Date, the provision of services conditions applicable to the Performance Share Units shall be deemed to have been satisfied as of such date, provided that the Participant’s right to settlement of the Performance Share Units shall remain subject to the achievement of the performance conditions set forth in Section 2 at the end of the Performance Period.

(d)    If the Participant dies during such period of the Participant’s Total Disability or the Participant's employment terminates as a result of his or her death prior to the Vesting Date, the provision of services conditions applicable to the Performance Share Units shall be deemed to have been satisfied as of the date of death, provided, in each case, that the Participant’s right to settlement of the Performance Share Units shall remain subject to the achievement of the performance conditions set forth in Section 2 at the end of the Performance Period.

(6)    SETTLEMENT OF PERFORMANCE SHARE UNITS.

(a)    Upon the expiration or termination of the Restricted Period and the satisfaction of all other conditions prescribed by the Committee with respect to the Performance Share Units, including the performance conditions in Section 2, a number of shares of Common Stock equal to the target number of Performance Share Units times the Payout Percentage shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than the end of the calendar year in which the Performance Period ends, or if later, the 15th day of the third calendar month following the date on which the Restricted Period ended; provided, that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant (or his or her beneficiary or estate, if applicable) may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment and shall be required to execute a release to receive the vesting and settlement prescribed in Section (5)(b). If the consideration and revocation period of a release required by Section (5)(b) begins in one calendar year and ends in a second calendar year, settlement of the Performance Share Units will be made in the second calendar year.

(b)    If the Participant is a “specified employee,” as that term is defined in Code Section 409A and the Treasury regulations thereunder, and the Participant is scheduled to receive payment(s) in connection with his or her termination of employment on a date determinable based on the date of termination of employment and not a pre-determined fixed date or schedule, then, except in the event of termination of employment as a result of the Participant’s death or the Participant’s death after such termination of employment, such payment(s) shall, notwithstanding anything else herein, be delayed until the date that is six months after the date of the specified employee’s termination of employment to the extent (but only to the extent) such a delay is required to avoid additional tax under Code Section 409A.

(c)    Although the Company does not guarantee any particular tax treatment relating to the Performance Share Units, it is intended that such Performance Share Units be exempt from, or comply with, Code Section 409A and the Treasury regulations thereunder and this Agreement will be interpreted in accordance with such intent.

(7)    EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, unless determined otherwise by the Committee prior to the Change in Control (A) if less than one-third of the Performance Period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on target performance and (B) if more than one-third of the Performance Period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on maximum performance unless the Committee determines prior to the Change in Control, in its discretion, that actual projected performance can be reasonably predicted, in which case the Committee may provide the Payout Percentage shall be based on such predicted performance as determined by the Committee prior to the Change in Control. From and after the Change in Control, the Performance Share Units (as fixed based on the forgoing) shall be subject solely to the continued service of the Participant until the Vesting Date, subject to Section (5) above or, if applicable, the following provisions of this Section (7). Upon a termination of the Participant’s employment (x) by the Company or its subsidiaries other than for Cause or (y) by the Participant for Good Reason (this provision shall only be applicable if Good Reason is defined in a written employment agreement between the Participant and the Company), in each case within a “protection period” beginning three (3) months prior to a Change in Control and ending twenty four (24) months following a Change in Control, and provided that the Change in Control is a “change in control event” as defined in Code Section 409A and the Treasury regulations thereunder: (A) any service conditions applicable to the Performance Share Units shall be deemed to have been satisfied and (B) the Restricted Period shall be deemed to have expired and the Performance Share Units shall be settled promptly following the Participant’s termination of employment. Performance goals will be deemed to be achieved at target levels if less than one-third of the applicable performance period has elapsed as of the date of the Change in Control, otherwise performance goals will be deemed to be achieved at maximum levels. If the transaction agreement relating to the Change in Control expressly provides for treatment of the Performance Share Units that is more favorable to the Participant than the treatment prescribed above, as determined by the Committee in its sole discretion, then the provisions of the transaction agreement shall control.

(8)    TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(9)    MISCELLANEOUS.

(a)    No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.

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(b)    Clawback. Subject to restrictions set forth in the Plan, if required by law or if the Participant engaged, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse to the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct. Notwithstanding anything herein or in any other agreement to the contrary, if the Participant incurs a termination of employment for Cause, then this Agreement shall be immediately canceled for no consideration. If the Participant incurs a termination of employment for Cause, or the Company becomes aware (after the Participant’s termination of employment) of conduct on the part of the Participant that would have been grounds for a termination of employment for Cause, then the Company retains the right to require the Participant to deliver to the Company, immediately upon request, the compensation (in shares and/or cash) granted pursuant to this Agreement and paid or delivered to the Executive within the three (3) years prior to the Termination Date, including the profit the Participant realized upon the exercise of stock options, if any.

(c)    Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

(d)    Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)     Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Performance Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)    Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)    Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Performance Share Units granted hereunder and supersede all prior agreements and understandings.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be an original and all of which together will be the same Agreement.

(i)    Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

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